Exhibit 99.1

Quintiles 2nd Quarter 2015 Results

  9.8% constant currency service revenue growth compared to the second quarter of 2014
  20.0% increase in diluted adjusted EPS to $0.78 per share compared to the second quarter of 2014, second quarter GAAP reported diluted EPS of $0.67
  7.6% net new business growth compared to the second quarter of 2014 representing a 1.23 book-to-bill ratio
  $2.75 billion debt refinancing and a $250 million share repurchase
  Increasing full year 2015 service revenue constant currency growth guidance to 8.5% - 9.5% compared to full year 2014 and increasing diluted adjusted EPS guidance to $3.09 - $3.19 per share, representing diluted adjusted EPS growth of 14.4% - 18.1% compared to full year 2014

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--July 29, 2015--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) today reported its financial results for the quarter ended June 30, 2015.

For the three months ended June 30, 2015, the Company’s growth in service revenues, excluding the impact of foreign currency fluctuations (“constant currency”), was 9.8% with 22.9% growth in the Integrated Healthcare Services segment and 5.5% growth in the Product Development segment. The Company’s service revenues were $1.07 billion which at actual rates represents growth of 3.8%, or $38.9 million, including an unfavorable foreign currency impact of $62.2 million compared to the same period last year.

Adjusted income from operations was $164.6 million in the second quarter of 2015, representing growth of 16.0% at actual rates compared to the same period last year. The adjusted income from operations margin was 15.3%, representing 160 basis points of margin expansion compared to the same period last year. The margin expansion resulted from a constant currency improvement in Integrated Healthcare Services operating margin and the benefit of 160 basis points from favorable currency fluctuations across the company. Adjusted net income was $98.7 million and diluted adjusted earnings per share was $0.78 in the quarter ended June 30, 2015, including a $0.06 per share contribution from foreign research and development credits that were expected later in the year.

Reported GAAP income from operations was $158.4 million, reported GAAP net income was $85.0 million and reported GAAP diluted earnings per share was $0.67 for the three months ended June 30, 2015, respectively. Reconciliations of the non-GAAP measures, including adjusted income from operations, adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures are attached to this press release.

Net new business grew 7.6% compared to the same period last year to $1.32 billion, representing a book-to-bill ratio of 1.23 in the quarter ended June 30, 2014. Second quarter net new business contributed to an ending backlog of $11.37 billion at June 30, 2015.

“Our industry-leading position and advantages delivered a strong book-to-bill of 1.23 this quarter and $2.7 billion of new business in the first half of the year,” said Chief Executive Officer Tom Pike. “Strong IHS service revenue growth at 22.9% at constant currency, coupled with a strong quarter from Product Development, delivered solid diluted adjusted earnings per share of $0.78.”

“We are pleased to again be named to the FORTUNE 500 and to be recognized as the leader of our industry.”

The Product Development segment net new business increased 11.5% for the quarter ended June 30, 2015 to $968 million which translates to a book-to-bill ratio of 1.23. Product Development’s service revenues at constant currency grew 5.5%, or $42.6 million, during the second quarter of 2015 compared to the same period last year. At actual foreign exchange rates, Product Development service revenues were $786.4 million, negatively impacted by $37.4 million of unfavorable foreign currency exchange, resulting in service revenue growth of 0.7% compared to the same period last year. The constant currency revenue growth resulted from volume-related increases in clinical solutions and services provided on a functional resourcing basis, clinical trial support services, and core clinical services in Asia and Japan, offset by the negative impact of cancellations from 2014. The Company also recognized $16.9 million of revenue and a nearly equivalent amount of cost as a result of the release of deferred revenue upon early closeout of a customer arrangement. Product Development’s income from operations margin was 22.4% for the second quarter, representing an improvement of 210 basis points compared to the same period last year, including 220 basis points of positive foreign exchange benefits, and a $7.6 million increase in foreign research and development credits that were expected later in the year, offset by a change in service revenue mix compared to the same period in 2014 and an increase in billable headcount due to the ramp-up of new projects resulting from recent net new business wins.

The Integrated Healthcare Services segment net new business decreased 1.9% in the quarter ended June 30, 2015 to $354 million which translates to a book-to-bill ratio of 1.23. Integrated Healthcare Services’ service revenues at constant currency grew 22.9%, or $58.5 million, during the second quarter of 2015 compared to the same period last year, including $24.4 million from the Encore acquisition. At actual foreign exchange rates, Integrated Healthcare Services’ service revenues increased 13.2% to $288.0 million inclusive of the negative impact of $24.8 million from unfavorable foreign currency exchange. The constant currency revenue growth resulted from increases in commercial services in North America, along with growth in real-world and late phase research services. This growth was partially offset by a decline in commercial services in Europe due primarily to the conclusion of an agreement to distribute pharmaceutical products in Italy. Integrated Healthcare Services’ income from operations margin was 6.5% at actual rates including a 10 basis point impact from unfavorable currency fluctuations. The income from operations margin at constant currency improved 200 basis points compared to the same period last year.

General corporate and unallocated expenses were $30.3 million during the quarter ended June 30, 2015 compared to $28.2 million for the same period last year, primarily due to an increase in share-based compensation expense and costs related to the recently-closed clinical trials laboratories joint venture.

Interest expense was $25.5 million during the quarter ended June 30, 2015 compared to $24.8 million for the same period last year. Interest expense was higher than the same period in 2014 due to an increase in the average debt outstanding. During the second quarter of 2015, the Company recognized a $7.8 million loss on extinguishment of debt related to the refinancing of its senior secured credit facilities.

Other expense, net was $11.7 million during the quarter ended June 30, 2015 compared to $3.1 million for the same period last year. Other expense, net for the second quarter of 2015 included $6.8 million of foreign currency net losses and $4.6 million of expense related to the change in fair value of contingent consideration related to an acquisition.

The GAAP effective income tax rate was 27.6% for the second quarter of 2015 compared to 28.4% for the same period in 2014.

Equity in earnings of unconsolidated affiliates was $1.7 million during the second quarter of 2015 compared to equity in earnings of unconsolidated affiliates of $3.4 million for the same period last year.

For the six months ended June 30, 2015, the Company’s constant currency service revenue growth was 9.0%, or $184.7 million, as compared to the same period in 2014. At actual foreign exchange rates, the Company’s service revenues of $2.1 billion for the six months ended June 30, 2015, grew 3.1% compared to the same period in 2014 which included a negative foreign currency impact of $121.2 million. Adjusted income from operations for the six months ended June 30, 2015 was $313.2 million representing growth of 10.2% compared to the same period in 2014. Adjusted income from operations margin was 14.9% representing 100 basis points of margin expansion compared to the same period last year, including 140 basis points from favorable currency fluctuations offset by a change in segment contribution mix compared to the same period in 2014. Adjusted net income was $189.9 million for the six months ended June 30, 2015 representing growth of 7.6% compared to the same period last year. Diluted adjusted earnings per share was $1.50 for the six months ended June 30, 2015 representing growth of 12.8% compared to the same period last year. Reported GAAP income from operations was $301.6 million, reported GAAP net income was $171.3 million, and reported GAAP diluted earnings per share was $1.35 for the six months ended June 30, 2015.

Lab Joint Venture Formation

On July 1, 2015 the Company and Quest Diagnostics Incorporated (“Quest”) combined their respective global clinical trials laboratories businesses to form Q2 Solutions. The Company owns 60% and Quest owns 40% of the two parent legal entities that comprise Q2 Solutions. The Company will account for the transaction as a business combination and will consolidate the new legal entities in its financial statements with a non-controlling interest for the portion owned by Quest.

The Company expects the transaction to add approximately $80 million of revenues in the second half of 2015 and to be neutral to diluted adjusted earnings per share, including the add-back of one-time costs. Restructuring and integration actions are expected to cost approximately $17 million to $20 million through 2017 and result in net annualized savings of between $40 million and $50 million in 2018. The transaction is expected to be accretive to diluted adjusted earnings per share beginning in 2016.

Financial Guidance

The Company is increasing its full year 2015 constant currency service revenue growth guidance to a range of 8.5% - 9.5% compared to full year 2014. The Company is also increasing its diluted adjusted earnings per share guidance range to $3.09 - $3.19 per share, representing growth of 14.4% - 18.1%, with diluted GAAP earnings per share between $2.84 - $2.96 per share. The annual effective income tax rate is projected to be approximately 29.5%. This financial guidance is based on the end of June foreign currency exchange rates and includes the impact of the Q2 Solutions transaction but does not reflect the potential impact of any future equity repurchases.

Webcast & Conference Call Details

Quintiles will host a conference call at 8:00 a.m. EDT today to discuss its second quarter 2015 financial results. To participate, please dial +1 (855) 710-5091 or +1 (706) 902-0591 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible, live via webcast on the Investors section of the Quintiles website at www.quintiles.com/investors. An archived replay of the conference call will be available online at www.quintiles.com/investors after 1:00 p.m. EDT today.

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “guidance,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, that most of the Company’s contracts may be terminated on short notice, and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the Company may under-price its contracts, overrun its cost estimates, or fail to receive approval for or experience delays in documenting change orders; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates; the Company may be unable to successfully identify, acquire and integrate businesses, services and technologies; the Company’s effective income tax rate may fluctuate, which may adversely affect our operations, earnings, and earnings per share; and the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” in Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC, as such factors may be amended or updated from time to time in Quintiles’ subsequent periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Quintiles’ filings with the SEC. The Company assumes no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release includes adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted earnings per share, each of which is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP measures provide useful supplemental information to management and investors regarding the underlying performance of the Company’s business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. These non-GAAP measures are performance measures only and are not measures of the Company’s cash flows or liquidity, nor are they alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors and potential investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Internet Posting of Information: The Company routinely posts information that may be important to investors in the 'Investors' section of the Company’s website at www.Quintiles.com. The Company encourages investors and potential investors to consult the Company’s website regularly for important information about the Company.

Click here to subscribe to Mobile Alerts for Quintiles.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Service revenues	$1,074,366	$1,035,476	$2,104,340	$2,040,764
Reimbursed expenses	369,161	305,554	686,780	608,112
Total revenues	1,443,527	1,341,030	2,791,120	2,648,876
Costs of revenue, service costs	683,845	674,514	1,345,672	1,318,236
Costs of revenue, reimbursed expenses	369,161	305,554	686,780	608,112
Selling, general and administrative	225,898	219,014	445,504	438,256
Restructuring costs	6,234	948	11,558	1,956
Income from operations	158,389	141,000	301,606	282,316
Interest income	(1,459)	(994)	(2,329)	(2,249)
Interest expense	25,487	24,799	50,827	49,502
Loss on extinguishment of debt	7,780	—	7,780	—
Other expense (income), net	11,659	3,056	8,798	(1,788)
Income before income taxes and equity in
earnings of unconsolidated affiliates	114,922	114,139	236,530	236,851
Income tax expense	31,700	32,400	67,788	69,789
Income before equity in earnings
of unconsolidated affiliates	83,222	81,739	168,742	167,062
Equity in earnings of unconsolidated affiliates	1,725	3,371	2,636	8,262
Net income	84,947	85,110	171,378	175,324
Net loss (income) attributable to noncontrolling interests	4	10	(29)	(21)
Net income attributable to Quintiles
Transnational Holdings Inc.	$84,951	$85,120	$171,349	$175,303
Earnings per share attributable to common shareholders:
Basic	$0.69	$0.66	$1.38	$1.35
Diluted	$0.67	$0.64	$1.35	$1.32
Weighted average common shares outstanding:
Basic	123,834	128,979	124,169	129,439
Diluted	126,536	132,042	126,995	132,541

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

			June 30,	December 31,
			2015	2014
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents			$803,615	$867,358
Restricted cash			3,146	2,882
Trade accounts receivable and unbilled services, net			1,089,439	975,255
Prepaid expenses			57,454	44,628
Deferred income taxes			115,962	118,515
Income taxes receivable			64,550	45,357
Other current assets and receivables			85,676	92,088
Total current assets			2,219,842	2,146,083
Property and equipment, net			176,773	190,297
Investments in debt, equity and other securities			34,258	34,503
Investments in and advances to unconsolidated affiliates			37,445	31,508
Goodwill			463,610	464,434
Other identifiable intangibles, net			263,217	280,243
Deferred income taxes			34,694	35,972
Deposits and other assets			111,945	112,913
Total assets			$3,341,784	$3,295,953
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses			$758,407	$842,387
Unearned income			502,477	543,305
Income taxes payable			32,662	55,694
Current portion of long-term debt and obligations
held under capital leases			48,510	826
Other current liabilities			11,752	29,688
Total current liabilities			1,353,808	1,471,900
Long-term debt and obligations held under
capital leases, less current portion			2,440,972	2,282,612
Deferred income taxes			57,925	61,797
Other liabilities			190,757	183,656
Total liabilities			4,043,462	3,999,965
Commitments and contingencies
Shareholders’ deficit:
Common stock and additional paid-in capital,
300,000 shares authorized, $0.01 par value,
122,644 and 124,129 shares issued and outstanding
at June 30, 2015 and December 31, 2014, respectively			28,520	143,828
Accumulated deficit			(661,434)	(788,798)
Accumulated other comprehensive loss			(68,842)	(59,091)
Deficit attributable to Quintiles Transnational
Holdings Inc.’s shareholders			(701,756)	(704,061)
Noncontrolling interests			78	49
Total shareholders’ deficit			(701,678)	(704,012)
Total liabilities and shareholders’ deficit			$3,341,784	$3,295,953

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

			Six Months Ended
			June 30,
			2015	2014
Operating activities:
Net income			$171,378	$175,324
Adjustments to reconcile net income to cash
(used in) provided by operating activities:
Depreciation and amortization			60,340	58,933
Amortization of debt issuance costs and discount			5,800	3,191
Amortization of accumulated other comprehensive
loss on terminated interest rate swaps			1,651	—
Share-based compensation			20,321	15,601
Earnings from unconsolidated affiliates			(2,603)	(8,239)
Loss (gain) on investments, net			5	(5,114)
Benefit from deferred income taxes			(375)	(1,173)
Excess income tax benefits from share-based award activities			(29,565)	(8,613)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services
and unearned income			(177,494)	(61,568)
Change in other operating assets and liabilities			(63,028)	(129,645)
Net cash (used in) provided by operating activities			(13,570)	38,697
Investing activities:
Acquisition of property, equipment and software			(31,924)	(35,832)
Proceeds from sale of equity securities			—	5,861
Investments in and advances to unconsolidated
affiliates, net of payments received			(3,431)	(2,336)
Termination of interest rate swaps			(10,981)	—
Other			870	(701)
Net cash used in investing activities			(45,466)	(33,008)
Financing activities:
Proceeds from issuance of debt			2,248,500	—
Payment of debt issuance costs			(21,857)	—
Repayment of debt and principal payments
on capital lease obligations			(2,035,051)	(466)
Stock issued under employee stock purchase and option plans			45,308	11,313
Repurchase of common stock			(250,000)	(165,131)
Payroll taxes remitted on repurchase of stock options			—	(8,415)
Excess income tax benefits from share-based award activities			29,565	8,613
Net cash provided by (used in) financing activities			16,465	(154,086)
Effect of foreign currency exchange rate changes on cash			(21,172)	6,722
Decrease in cash and cash equivalents			(63,743)	(141,675)
Cash and cash equivalents at beginning of period			867,358	778,143
Cash and cash equivalents at end of period			$803,615	$636,468

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Service revenues
Product Development	$786,397	$781,187	$1,535,926	$1,552,015
Integrated Healthcare Services	287,969	254,289	568,414	488,749
Total service revenues	1,074,366	1,035,476	2,104,340	2,040,764

Costs of revenue, service costs
Product Development	453,450	465,278	890,872	915,761
Integrated Healthcare Services	230,395	209,236	454,800	402,475
Total costs of revenue, service costs	683,845	674,514	1,345,672	1,318,236

Selling, general and administrative
Product Development	156,777	157,552	311,885	317,237
Integrated Healthcare Services	38,845	33,346	76,767	65,622
General corporate and unallocated	30,276	28,116	56,852	55,397
Total selling, general and administrative	225,898	219,014	445,504	438,256

Income from operations
Product Development	176,170	158,357	333,169	319,017
Integrated Healthcare Services	18,729	11,707	36,847	20,652
General corporate and unallocated	(30,276)	(28,116)	(56,852)	(55,397)
Restructuring costs	(6,234)	(948)	(11,558)	(1,956)
Total income from operations	$158,389	$141,000	$301,606	$282,316

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Adjusted EBITDA (1)
Net income attributable to Quintiles Transnational Holdings Inc.	$84,951	$85,120	$171,349	$175,303
Interest expense, net	24,028	23,805	48,498	47,253
Income tax expense	31,700	32,400	67,788	69,789
Depreciation and amortization	30,011	29,845	60,340	58,933
Restructuring costs	6,234	948	11,558	1,956
Loss on extinguishment of debt	7,780	—	7,780	—
Adjustment to estimated contingent consideration	4,599	—	5,886	(82)
Adjusted EBITDA	$189,303	$172,118	$373,199	$353,152

Adjusted Income from Operations
Income from operations, as reported	$158,389	$141,000	$301,606	$282,316
Restructuring costs	6,234	948	11,558	1,956
Adjusted income from operations	$164,623	$141,948	$313,164	$284,272

Adjusted Net Income
Net income attributable to Quintiles Transnational Holdings Inc.	$84,951	$85,120	$171,349	$175,303
Restructuring costs	6,234	948	11,558	1,956
Loss on extinguishment of debt	7,780	—	7,780	—
Adjustment to estimated contingent consideration	4,599	—	5,886	(82)
Tax effect of adjustments (2)	(4,858)	(346)	(6,631)	(593)
Adjusted net income	$98,706	$85,722	$189,942	$176,584

Diluted weighted average common shares outstanding	126,536	132,042	126,995	132,541
Diluted adjusted earnings per share	$0.78	$0.65	$1.50	$1.33

(1) During the second quarter of 2015, we changed our Adjusted EBITDA calculation to include an adjustment to estimated contingent consideration, and to remove from the calculation (i) net income (loss) attributable to non-controlling interests, (ii) other expense (income), net, and (iii) equity in (earnings) losses from unconsolidated affiliates. The net overall impact of these changes on Adjusted EBITDA for the three months and six months ended June 30, 2015 was to decrease Adjusted EBITDA by $5.3 million and $0.3 million, respectively. Management believes that the changes to the calculation are indicative of the core results of the business. To conform to the current period calculation, prior periods have been changed. Please visit www.quintiles.com/investors for a presentation of the prior periods’ Adjusted EBITDA calculation.

(2) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 38.5%, with the exception of i) restructuring costs which were tax effected at 29.9% and 36.5% during the three months ended June 30, 2015 and 2014, respectively, and 31.5% and 30.3% during the six months ended June 30, 2015 and 2014, respectively and ii) contingent consideration which is not tax effected as it represents a permanent difference between book and tax income.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(in millions, except per share data)
(unaudited)

Reconciliation of GAAP to Non-GAAP Full Year 2015 Guidance
			Diluted Adjusted
	Adjusted Net Income		Earnings Per Share
	Low	High	Low	High
Net income attributable to Quintiles and diluted earnings per share	$358	$373	$2.84	$2.96
Restructuring costs	32	28	0.25	0.22
Loss on extinguishment of debt	8	8	0.06	0.06
Adjustment to estimated contingent consideration	6	6	0.05	0.05
Tax effect of adjustments (1)	(14)	(12)	(0.11)	(0.10)
Adjusted net income and diluted adjusted earnings per share	$390	$403	$3.09	$3.19

(1) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 34% for Restructuring Costs and 38.5% for Loss on Extinguishment of Debt. Adjustment to Estimated Contingent Consideration is not tax effected as it represents a permanent difference between book and tax income.

CONTACT:
Quintiles Transnational Holdings Inc.
Phil Bridges, Media Relations (phil.bridges@quintiles.com)
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
or
Todd Kasper, Investor Relations (InvestorRelations@quintiles.com)
+1.919.998.2590